Curtiss-Wright Corporation, Page 1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES CEO SUCCESSION PLAN

LYNN M. BAMFORD TO BECOME CHIEF EXECUTIVE OFFICER AND MEMBER OF THE BOARD; DAVID C. ADAMS RETIRES AS CEO AND CONTINUE AS EXECUTIVE CHAIRMAN THROUGH MAY 2022 ANNUAL MEETING

DAVIDSON, N.C.– DECEMBER 3, 2020 – Curtiss-Wright Corporation (NYSE: CW) today announced a Chief Executive Officer succession plan in which Lynn M. Bamford, currently President of the Defense and Power Segments, will be named President and Chief Executive Officer and a member of the Board of Directors, following David C. Adams’ planned retirement as CEO on January 1, 2021. To ensure a smooth transition, Mr. Adams, 67, will continue as Executive Chairman of the Board through May 2022, at which time Ms. Bamford will assume the dual role of Chairman and Chief Executive Officer.

“It has been a distinct privilege to be associated with Curtiss-Wright’s long legacy for more than 20 years, including the past seven years as Chairman and CEO,” said Adams. “I am proud of the team’s relentless dedication and hard work to build a strong, diversified industrial company that has grown to be a successful $2.5 billion global corporation. Throughout this journey, we executed with tremendous focus and drive to create significant stakeholder value and achieve top-quartile financial metrics, including operating margin expansion and free cash flow generation.”

Adams continued, “Lynn’s promotion to CEO is incredibly well-deserved. Her long-standing track record of respected leadership and success in building a strong defense electronics portfolio, and most recently leading the Defense and Power Segments, will support a seamless transition. The Board and I have the utmost confidence that Lynn’s experience in executing our strategic growth initiatives, driving significant financial performance and integrating numerous defense acquisitions, makes her the ideal choice to lead the Company into the future. I look forward to continuing to work closely with Lynn during this pivotal and exciting time for Curtiss-Wright.”

Bamford said, “I am deeply honored by this tremendous opportunity to lead such an iconic company. I look forward to continuing to work closely with our experienced leadership team and Board, as well as the incredibly talented members of the Curtiss-Wright team, to advance the One Curtiss-Wright vision and build upon our strong track record of growth and profitability. I am highly confident about our Company's future and our ability to drive long-term value for our shareholders, customers and employees.”

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Lead Director Albert E. Smith commented, “On behalf of the Board of Directors, I would like to thank Dave for his exemplary leadership during the past seven years. During his successful tenure as CEO, the Company has grown under his One Curtiss-Wright vision and achieved top quartile financial performance compared with our peer group, most notably driving significant operating margin expansion and steady free cash flow generation. In addition, Dave led the deployment of a balanced capital allocation strategy, which included returning $1.2 billion in steady returns to shareholders in the form of share repurchases and dividends, and driving an additional $1.2 billion in strategic acquisitions to bolster the Company’s growth and profitability. We look forward to working closely with Lynn as she executes the Company’s profitable growth strategy and achieves further success for Curtiss-Wright.”

Bamford, 57, has more than 30 years of operational experience across the defense, aerospace and commercial industries. In her current role, she has maintained overall responsibility for the Defense and Power Segments' strategic goals, technology development, global operations and financial performance. She was previously Senior Vice President and General Manager of the Defense Solutions division from 2013 through 2019. During her tenure at Curtiss-Wright, she successfully led the Company through nine acquisitions to enhance the global product portfolio.

Bamford joined Curtiss-Wright in 2004 with its acquisition of Dy4, a leading provider of Commercial Off-The-Shelf (COTS) embedded computing solutions, where she held several engineering and leadership positions. Shortly after the acquisition, Bamford assumed the position of Vice President, Product Development and Marketing for Curtiss-Wright’s former Controls segment, and ascended to Vice President and General Manager of the Company’s Embedded Computing business, before being named to lead the Defense Solutions division in 2013.

Bamford holds a Bachelor of Science Degree in Electrical Engineering from Penn State University and a Master of Science Degree in Electrical Engineering from George Mason University.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,300 people worldwide. For more information, visit www.curtisswright.com.

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